UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 16, 2010

PERCEPTRON, INC.
(Exact Name of Registrant as Specified in Charter)

Michigan	0-20206	38-2381442
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

47827 Halyard Drive, Plymouth, MI	48170-2461
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (734) 414-6100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Credit Agreement

On November 16, 2010, Perceptron, Inc. (“Company”) entered into an Amended and Restated Credit Agreement (“New Credit Agreement”) with Comerica Bank which replaced the Credit Agreement dated October 24, 2002 and its thirteen amendments.  The secured New Credit Agreement provides for borrowings of up to $6.0 million and expires on November 1, 2012.  Proceeds under the New Credit Agreement may be used for working capital and capital expenditures.  Security under the New Credit Agreement is substantially all non-real estate assets of the Company held in the United States.  Borrowings are designated as a Libor-based Advance or as a Prime-based Advance if the Libor-based Advance is not available.  Interest on Libor-based Advances is calculated currently at 2.35% above the Libor Rate offered at the time for the period chosen, and is payable on the last day of the applicable period.  The Company may not select a Prime-based rate for Advances except during a period of time during which the Libor-based rate is not available as the applicable interest rate.  Interest on Prime-based Advances is payable on the first business day of each month commencing on the first business day following the month during which such Advance is made and at maturity and is calculated daily, using the interest rate established by Comerica Bank as its prime rate for its borrowers.  Quarterly, the Company pays a commitment fee of 0.15% per annum on the daily unused portion of the New Credit Agreement.  The New Credit Agreement prohibits the Company from paying dividends but permits the Company to repurchase up to $5.0 million of its common stock through December 31, 2011.  In addition, the New Credit Agreement requires the Company to maintain a minimum Tangible Net Worth, as defined in the New Credit Agreement, of not less than $36.5 million as of October 18, 2010, with a further reduction to $35.5 million on June 30, 2011, minus the aggregate amount paid by the Company to redeem its shares of its common stock during the period beginning October 18, 2010 and ending December 31, 2011.  The New Credit Agreement also requires the Company to have no advances outstanding for 30 days each calendar year.  The foregoing is qualified in its entirety by reference to the New Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.07.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

The 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”) of the Company was held on November 16, 2010 at the Company’s headquarters in Plymouth, Michigan. Of the 8,988,233 shares of the Company’s common stock issued, outstanding and entitled to vote at the 2010 Annual Meeting, a total of 8,301,713 shares (or approximately 92.36%) were represented in person or by proxy at the meeting.  Set forth below are the final voting results for the proposals voted on at the 2010 Annual Meeting.

1.           Election of eight nominees to the Company’s Board of Directors for a one-year term expiring at the 2011 Annual Meeting of Shareholders, or until their successors are duly elected and qualified:

Nominee	For	Number of Shares Withheld	Broker Non-Votes
David J. Beattie	4,721,630	1,058,280	3,208,323
Kenneth R. Dabrowski	4,723,530	1,056,380	3,208,323
Philip J. DeCocco	4,716,330	1,063,580	3,208,323
W. Richard Marz	4,727,980	1,051,930	3,208,323
Robert S. Oswald	4,709,132	1,070,778	3,208,323
James A. Ratigan	4,616,480	1,163,430	3,208,323
Harry T. Rittenour	4,730,280	1,049,630	3,208,323
Terryll R. Smith	4,615,630	1,164,280	3,208,323

As a result, each nominee was elected by the Company’s shareholders, as recommended by the Company’s Board of Directors.

2.           Ratification of Selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2011:

For	Against	Abstain
8,249,466	48,400	3,847

As a result, the selection of Grant Thornton was ratified and approved by the Company’s shareholders, as recommended by the Company’s Board of Directors.

Item 8.01.	OTHER EVENTS

On November 19, 2010, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing that its Board of Directors, as part of the Company’s previously announced stock repurchase program, has authorized the Company to enter into a Rule 10b5-1 trading plan (“Repurchase Plan”) with Barrington Research Associates, Inc. to purchase up to $5.0 million of the Company’s common stock through December 31, 2011 (less the dollar amount of purchases by the Company outside the Repurchase Plan), in open market or privately negotiated transactions, in accordance with the requirements of Rule 10b-18 of the Securities Exchange Act of 1934.  Under the terms of the Repurchase Plan, the Company will begin repurchasing shares on November 22, 2010.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

C.	Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated November 16, 2010, between the Company and Comerica Bank.

99.1	Press Release dated November 19, 2010 announcing the Company’s Adoption of a 10b5-1 Trading Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERCEPTRON, INC.
Registrant)

Date: November 22, 2010	/s/ John H. Lowry, III
By: John H. Lowry, III
Title: Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Amended and Restated Credit Agreement, dated November 16, 2010, between the Company and Comerica Bank.

99.1	Press Release dated November 19, 2010 announcing the Company’s Adoption of a 10b5-1 Trading Plan.